Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Spruce Biosciences, Inc.

Daly City, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 14, 2022, relating to the financial statements of Spruce Biosciences, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ BDO USA, LLP

San Jose, California

March 14, 2022